Exhibit (a)(1)(C)

Offer to Purchase for Cash

any and all Common Shares

at R$6.95 per 1,000 Common Shares

and

any and all Preferred Shares

(including Preferred Shares represented by American Depositary Shares)

at R$6.95 per 1,000 Preferred Shares

of

EMBRATEL PARTICIPAÇÕES S.A.

by

TELMEX SOLUTIONS TELECOMUNICAÇÕES LTDA.

a wholly owned subsidiary of

TELÉFONOS DE MÉXICO, S.A. DE C.V.

Pursuant to the Offer to Purchase dated October 3, 2006

THE TENDER OFFER CAN BE ACCEPTED AND TENDERED SHARES CAN BE WITHDRAWN, IN THE CASE OF HOLDERS OF AMERICAN DEPOSITARY SHARES TENDERING THROUGH THE BANK OF NEW YORK AS RECEIVING AGENT, BY 9:00 A.M., NEW YORK CITY TIME, AND IN THE CASE OF HOLDERS OF SHARES TENDERING DIRECTLY, BY 3:00 P.M., NEW YORK CITY TIME, IN EACH CASE ON NOVEMBER 6, 2006, UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration is an offer to purchase, dated October 3, 2006 (the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal,” and together with the Offer to Purchase, as amended or supplemented from time to time, the “Offer Documents”) relating to the tender offer by Telmex Solutions Telecomunicações Ltda. (“Telmex Solutions”), a limited liability company organized under the laws of the Federative Republic of Brazil and a wholly owned subsidiary of Teléfonos de México, S.A. de C.V., a corporation organized under the laws of the United Mexican States (“Telmex”), to purchase any and all common shares, no par value, and any and all preferred shares, no par value (including preferred shares represented by American Depositary Shares, or “ADSs”), of Embratel Participações S.A., a corporation organized under the laws of the Federative Republic of Brazil (“Embratel Holdings”) at a price of R$6.95 per 1,000 common shares and R$6.95 per 1,000 preferred shares (for reference, equivalent to approximately U.S.$15.95 per ADS based on the average of the buy and sell U.S. dollar-Brazilian real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil through the SISBACEN system at 7:00 p.m. Brasilia time (“PTAX exchange rate”) on September 28, 2006, which was U.S.$1.00 = R$2.1789) in cash, adjusted by the Brazilian Taxa Referencial-TR (a monthly index published by the Central Bank of Brazil, which, for reference, was approximately 0.23% for the month of July 2006) from May 8, 2006 (the “Tender Offer Announcement Date”) to the date payment is made for shares purchased in the tender offer (the “Share Payment Date”), net of the stock exchange and settlement fee described in the Offer Documents, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer Documents. ADS holders tendering through The Bank of New York, as receiving agent, will receive payment in

U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer.

There is no separate tender offer being made in the United States to acquire shares or ADSs. If a holder of ADSs, each representing 5,000 preferred shares, no par value, of Embratel Holdings, wishes to participate in the tender offer, the holder may tender the preferred shares underlying its ADSs through The Bank of New York, as receiving agent, in accordance with the instructions set forth in the enclosed Letter of Transmittal. If the underlying preferred shares are purchased in the auction described in THE TENDER OFFER — Section 2 — “Acceptance for Payment and Payment for Shares” in the Offer to Purchase, those ADSs will be cancelled so that the underlying preferred shares may be sold.

All terms not otherwise defined herein have the meaning set forth in the Offer to Purchase. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your nominee.

The tender offer is subject to the conditions described in THE TENDER OFFER — Section 5 — “Conditions to the Tender Offer” in the Offer to Purchase.

For your information, and for forwarding to those clients for which you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase;

2.	A printed form of letter that may be sent to clients for whose account you hold ADSs registered in your name or in the name of a nominee, with an Instruction Form attached for obtaining such clients’ instructions with regard to the tender offer; and

3.	The Letter of Transmittal (to be used for guidance by clients for whose account you hold ADSs registered in your name or in the name of a nominee).

The enclosed Letter of Transmittal cannot be used to tender common shares or preferred shares, except insofar as preferred shares are represented by ADSs, on behalf of clients for whose account you hold ADSs registered in your name or in the name of a nominee. Common shares or preferred shares not represented by ADSs can only be tendered in the tender offer by following the instructions in the Offer Documents. See Instruction 10 of the Letter of Transmittal.

We urge you to contact your clients as promptly as possible.

Please note the following:

1. The tender offer is open to all holders of common shares and preferred shares (including preferred shares represented by ADSs). In order to participate in the tender offer, holders of ADSs may tender the preferred shares underlying their ADSs through The Bank of New York, as receiving agent, in accordance with the instructions set forth in the Offer Documents. As an alternative to tendering the preferred shares underlying its ADSs through the receiving agent, an ADS holder may also surrender its ADSs to The Bank of New York, as ADS depositary, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares, allowing sufficient time to complete all necessary steps and make all required arrangements. See THE TENDER OFFER — Section 3 — “Procedures for Participating in the Tender Offer” in the Offer to Purchase.

2. After purchase by Telmex Solutions of the preferred shares represented by ADSs tendered through the receiving agent (subject to any pro rata reduction of the shares purchased as described in the Offer to Purchase) and receipt by the receiving agent of payment of the consideration for those shares, the receiving agent will pay to the applicable holders of ADSs the U.S. dollar equivalent (based on then-prevailing exchange rates, net of expenses for converting Brazilian reais to U.S. dollars) of R$6.95 per 1,000 preferred shares, or approximately U.S.$15.95 per ADS based on the PTAX exchange rate, in cash, adjusted by the Brazilian Taxa Referencial-TR from the Tender Offer Announcement Date to the Share Payment Date minus (a) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the tender offer, (b) the combined fee of 0.035% of the purchase price payable to the Bolsa de Valores de São Paulo —BOVESPA (the “São Paulo Stock Exchange”) and the Companhia Brasileira de Liquidação e Custódia (the Brazilian Settlement and Custody Company, or “CBLC”), as described in THE TENDER OFFER — Section 1 — “Terms of the Tender Offer and Expiration Date” in the Offer to Purchase, and (c) the holder’s pro rata portion of the fee or commission charged by the receiving agent’s broker to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. The ADS cancellation fee is payable to The Bank of New York, as depositary under the deposit agreement governing Embratel Holdings’ ADS program. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of ADSs representing preferred shares purchased in the tender offer. ADS holders will receive the purchase price for preferred shares represented by ADSs purchased in the tender offer in cash by check or, in the case of ADSs held through The Depository Trust Company (“DTC”), by means of delivery of funds to the account maintained at DTC by the tendering participant.

3. U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided. See Instruction 12 of the Letter of Transmittal.

4. Any holder of ADSs that wishes to tender preferred shares underlying ADSs through the receiving agent must do so no later than 9:00 a.m., New York City time (the “ADS Expiration Time”) on November 6, 2006 (such date, as it may be extended by us, the “Expiration Date”). See THE TENDER OFFER — Section 3 — “Procedures for Participating in the Tender Offer” in the Offer to Purchase. The receiving agent will then contact a broker authorized to conduct trades on the São Paulo Stock Exchange to tender the preferred shares underlying the ADSs in the auction as described in THE TENDER OFFER — Section 2 — “Acceptance for Payment and Payment for Shares” in the Offer to Purchase.

5. In order to participate in the tender offer through the receiving agent, the following must be delivered to the receiving agent prior to the ADS Expiration Time, on the Expiration Date: (a) American Depositary Receipts (“ADRs”) evidencing the tendered ADSs and the enclosed Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or (b) in the case of a book-entry transfer through DTC, an Agent’s Message (as defined in the Letter of Transmittal), in each case together with any other documents required by the receiving agent and in accordance with the instructions set forth in the Letter of Transmittal.

Telmex Solutions will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of preferred shares represented by ADSs pursuant to the Offer Documents. In addition, Telmex Solutions will not pay any transfer taxes payable on the transfer of preferred shares represented by ADSs to it. See Instruction 6 to the Letter of Transmittal. Telmex Solutions will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the tender offer and requests for copies of the enclosed materials should be addressed to MZ Consult Serviços e Negócios Ltda., the Brazilian information agent for the tender offer, or to MacKenzie Partners, Inc., the U.S. information agent for the tender offer, at the addresses and telephone numbers set forth on the back cover page of the Letter of Transmittal.

Very truly yours,

TELMEX SOLUTIONS TELECOMUNICAÇÕES LTDA.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF TELMEX, TELMEX SOLUTIONS, EMBRATEL HOLDINGS, THE RECEIVING AGENT, THE INFORMATION AGENTS OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER, OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

4